Exhibit 99.3
AURORA DIAGNOSTICS HOLDINGS, LLC
AURORA DIAGNOSTICS FINANCING, INC.

INSTRUCTIONS TO REGISTERED HOLDER AND/OR
BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM BENEFICIAL OWNER

With Respect to the Tender for Exchange of
Registered 10.750% Senior Notes due 2018
for Outstanding 10.750% Senior Notes due 2018

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON          , 2011, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated          , 2011 (the “Prospectus”) of Aurora Diagnostics Holdings, LLC, a Delaware limited liability company, and Aurora Diagnostics Financing, Inc., a Delaware corporation (collectively, the “Issuers”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Issuers’ offer to exchange (the “Exchange Offer”) its new 10.750% Senior Notes due 2018 (the “New Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 10.750% Senior Notes due 2018 (the “Old Notes”). For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

This will instruct you, the registered holder and/or participant in the book-entry transfer facility, which is The Depository Trust Company, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (insert amount): $      of the Issuers’ 10.750% Senior Notes due 2018.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any, in integral multiples of $1,000): $ of the Issuers’ Old Notes due 2015.

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner of Old Notes, including, but not limited to, the representations that (i) any New Notes to be received by the undersigned in exchange for the Tendered Notes will be acquired in the ordinary course of the undersigned’s business, (ii) the undersigned has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act, (iii) the undersigned is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Issuers or if the undersigned is an affiliate, the undersigned will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable, and (iv) if the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, the undersigned will deliver a prospectus in connection with any resale of the New Notes. If the undersigned is a broker-dealer or is participating in the Exchange Offer for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, the undersigned acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. However, by so acknowledging and so delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned acknowledges as follows: The Exchange Offer is being made in reliance on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the “Commission”) set forth in several “no-action” letters to third parties and unrelated to the Issuers and the Exchange Offer and, based on such interpretations, the Issuers believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder which is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and for investment purposes and such holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder which is an affiliate of the Issuers or which intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned “no-action” letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements. Failure to comply with such requirements may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers. The undersigned acknowledges that the Issuers have not sought or received a “no-action” letter with respect to the Exchange Offer and the related transactions, and that there can be no assurance that the staff of the Commission will make a determination in the case of the Exchange Offer and such transactions that is similar to its determinations in the above-mentioned “no-action” letters. The undersigned further acknowledges that the Issuers may rely upon each of the foregoing representations and covenants for purposes of the Exchange Offer.

SIGN HERE

Name of Beneficial Owner(s):

Signature(s):

Name(s) (please print):

Address:

Area Code and Telephone Number:

Taxpayer Identification Number or Social Security Number:

Date:

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